DEVELOPMENT AGREEMENT


                  THIS DEVELOPMENT AGREEMENT (this "Agreement") made as of the 1st day of October, 1996, between NRG MANAGEMENT SERVICES INC., an
Alberta corporation ("Developer"), having an address at 5940 MacLeod Trail South, Suite 209, Calgary, Alberta T2H 2G4 Canada and NATIONAL LODGING CORP., a Delaware corporation having an office at 605 Third Avenue, 29th Floor, New York, New York 10158 ("NLC").

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution of this Agreement, Chartwell Canada Corp., an affiliate of NLC, ("Owner") is acquiring certain hotels and other assets from Capital Properties Limited Partnership ("CPLP") pursuant to a certain contract of sale dated as of July __, 1996 (the "Contract of Sale"); and

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Bear Financial Corp., an affiliate of NLC, ("NLC Lender") is entering into certain agreements pursuant to which NLC Lender will acquire (the "Loan Acquisition") the Assigned Debt (as such term is defined in the Contract of Sale); and

                  WHEREAS, it is a condition precedent to Owner acquiring the CPLP Assets and the Business (as such terms are defined in the Contract of Sale) and NLC Lender entering into the Loan Acquisition that Developer agree
(i) to use its considerable expertise in the planning and execution of hotel and motel projects in Canada to locate Future Projects (hereinafter defined),
(ii) to submit a Proposal (hereinafter defined) with respect to each Future Project and (iii) other than in accordance herewith, to not acquire, beneficially or nominally, any interest in a Future Project during the term of this Agreement (as extended pursuant to the terms of this Agreement, the "Term"), all in consideration for payment of the Development Fee (hereinafter defined) and Flip Transaction Compensation (hereinafter defined) and as more particularly provided in this Agreement; and

                  WHEREAS, Developer, in consideration of payment of the Development Fee and the Flip Transaction Compensation, has agreed to provide the aforementioned services, all as more particularly described herein, subject to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree with each other as follows:


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                                   ARTICLE 1.

                            APPOINTMENT OF DEVELOPER

                  1.1 Engagement of Developer. NLC hereby engages Developer to perform the services described herein, and Developer hereby accepts such engagement.

                  1.2 Agency Obligations. Developer agrees to devote such time and attention as may be reasonably necessary to accomplish the purposes of this Agreement. In the discharge of its duties, Developer acknowledges that it shall act as an agent of NLC and shall not be entitled to receive or retain any compensation or other fees related directly or indirectly to any Future Project except as specifically set forth herein. Developer acknowledges and agrees that the restrictions on its ability and authority to obtain, even if only temporarily, any interest, whether beneficially and/or nominally, for its own account, in a Future Project, is a material inducement for NLC to enter into this Agreement and any breach of such covenants by Developer may be specifically enforced by NLC.

                                   ARTICLE 2.

                              DEVELOPMENT SERVICES

               2.1 Certain Definitions. As used in this Agreement the following terms shall have the meanings set forth below:

                    (i) "Term" shall mean the Initial Term, the First Extended Term and the Second Extended Term, unless sooner terminated in accordance with Articles 6 and 7;

                   (ii) "Initial Term" shall mean the period commencing on the date hereof and ending on the day immediately preceding the first
         (1st) anniversary of the date hereof.

                  (iii) "First Extended Term" shall mean the period commencing on the first (1st) anniversary of the date hereof and ending on the day immediately preceding the second (2nd) anniversary of the date hereof.

                   (iv) "Second Extended Term" shall mean the period commencing on the second (2nd) anniversary of the date hereof and ending on the day immediately preceding the third (3rd) anniversary of the date hereof.

                    (v) "Future Project" or "Future Projects" shall mean any hotel/motel project located in Canada, whether by way of rehabilitation, new construction, acquisition, sale/leaseback or other means of ownership and/or operation and



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         development and/or acquisition; provided, however, the term "Future
         Project" shall not include any "timeshare" project or "resort" hotels (which, for the avoidance of doubt, shall mean any project in which individual units are sold to the general public for specific weekly intervals during each calendar year and hotels which are rated with three (3) diamonds or higher by AAA/CAA (Automobile Association of America/Canadian Automobile Association) designation and will have certain of the amenities which are customarily included in destination resorts (such as pool and health club facilities, spa facilities, recreational facilities and/or banquet/catering facilities).

                   (vi) "Proposal" shall mean a written business plan with respect to the development/acquisition of a Future Project, together with projected cash flows, site analysis, market study, environmental study, title report and such other information as may be mutually agreed upon by NLC and Developer in order to make a determination as to whether to pursue the Future Project to which such Proposal relates; provided, however, each Proposal must include (i) a reasonably detailed itemization of the out-of-pocket costs actually incurred to date in identifying such Future Project and a reasonably detailed estimate of anticipated out-of-pocket costs to be incurred in connection with acquiring/developing such Future Project through the closing thereon (collectively, "Developer Diligence Costs") and (ii) a detailed, good faith analysis of the fair market value (without guaranty or liability on the part of Developer of the ultimate validity of such analysis) of NLC's interest should NLC or Developer acquire such Future Project or any interest therein and then sell such interest to a third party prior to closing on such acquisition; provided, further, that a submission by Developer shall not be considered a "Proposal" until such Proposal includes all such information as has been mutually determined to be necessary prior to making a determination as to whether or not to acquire/develop such Future Project.

                  2.2 Submission of Proposal. Commencing as of the date hereof and ending on the last day of the Term, Developer shall use commercially reasonable efforts to diligence all Future Projects of which Developer becomes aware that meet the written criteria submitted to Developer by NLC from time to time and, upon review of each such Future Project, to submit a Proposal with respect to such Future Project for review by NLC.

                  2.3 Response to Proposal. Upon submission of a Proposal to NLC, NLC shall, within thirty (30) days, deliver notice to Developer, stating whether or not NLC intends to pursue such Future Project. If NLC elects to pursue such Future Project, then Developer shall perform the services set forth in this Agreement and such other related services as NLC shall from time to time reasonably require in order to acquire such Future Project in the most diligent, commercially reasonable, economically efficient manner possible; provided, however, except as provided in this Agreement, including Section 5.5 hereof, Developer shall not be required to incur costs and expenses with respect to any such



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Future Project unless and to the extent NLC has approved reimbursement to
Developer therefor. In the event NLC declines to pursue such Future Project (such Future Project thereby becoming a "Rejected Future Project"), then Developer shall have the option to either (i) not pursue such Future Project, including, without limitation, to acquire, or seek to acquire, any interest therein, until after the last day of the Term or (ii) seek a person not affiliated with Developer, Peter Sikora, Randy Royer, Greg Royer or Terrence Royer (collectively, the "Royco Group") or NLC to acquire the interests in such Future Project submitted under the Proposal (a "Flip Transaction") and receive a commission or other compensation in connection with such introduction, transfer, conveyance or assignment (such proceeds, howsoever defined or denominated, "Flip Transaction Proceeds"). All Flip Transaction Proceeds shall be held by Developer in trust, which shall, within five (5) days after receipt thereof, distribute to NLC an amount equal to the Flip Transaction Proceeds less the Flip Transaction Compensation (as defined and provided in Section 5.4 herein).

                  2.4 Restrictions on Developer's Acquisitions. During the Term, neither Developer nor any of the Royco Group shall, directly or indirectly, undertake the acquisition/ development of, or obtain any interest, whether beneficial or nominal, permanent or temporary, choate or inchoate, in, a Future Project (a "Developer Interest"); provided, however, the term "Developer Interest" shall not include an interest in a Future Project acquired in connection with the fulfillment of Developer's obligations hereunder.

                  2.5 Development Services Generally. As and to the extent reasonably requested by NLC, Developer shall be responsible for performing the activities set forth on Exhibit A hereto; provided, however, as and to the extent that Developer does not have the personnel on staff to perform such activities, then, in each such event, Developer shall retain third parties (under agreements or other arrangements approved in writing in advance by NLC) at NLC's cost or expense to perform such activities and shall direct and supervise such performance. Developer, as an independent contractor, but as agent of NLC, shall perform, or contract for, direct and supervise the performance of, the aforesaid duties and the other duties and obligations set forth herein with respect to Future Projects within the parameters and upon the terms and conditions set forth herein.

                  2.6 Service Contracts. As a condition precedent to receipt of any compensation hereunder, Peter Sikora and Randy Royer shall not be in breach of any representations, warranties or covenants under the Service Contracts. Attached hereto as Exhibit B are the service contracts which require that the services of Peter Sikora and Randy Royer to be provided to the Developer (each, a "Service Contract" and, collectively, the "Service Contracts"). Such Service Contracts may not be amended without the prior written consent of NLC.





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                                   ARTICLE 3.

                         RESPONSIBILITIES OF DEVELOPER

                  3.1 Personnel. Subject to Section 2.5 with respect to the Development Services set forth on Exhibit A, Developer shall employ such personnel as Developer shall from time to time consider appropriate to enable it to properly perform its obligations hereunder and shall be solely responsible to its personnel and members of its staff for their salary, bonuses and other benefits. Developer may itself or through any of its affiliates perform any part or all of its obligations hereunder at Developer's cost and expense, in which case the obligations of the Developer shall be treated as satisfied when performed by any such affiliate.

                  3.2 Meetings. Developer shall be available at reasonable intervals and on reasonable notice to participate at such public and private meetings and hearings as may be reasonably requested by NLC.

                  3.3 Reporting. Developer shall at all times keep NLC advised of the activities of Developer hereunder and shall afford NLC an opportunity to take part in all decisions affecting a Future Project. Without limiting the foregoing, not less frequently than monthly, Developer shall furnish to NLC a written status report concerning all Future Projects as to which Developer is considering submitting a Proposal. In addition to the monthly status report, Developer shall prepare, from time to time, such other reports as NLC may reasonably request.


                                   ARTICLE 4.

                            RESPONSIBILITIES OF NLC

                  4.1 Representative. NLC shall designate in writing a representative who shall have the sole responsibility for representing it during the Term of this Agreement. Developer shall communicate with and through the representative on all matters relating to Developer's performance under this Agreement and shall have the right to rely on the representative as being duly authorized to act for NLC on all matters hereunder. The initial Project representative of NLC shall be Martin L. Edelman; the Project representative may be changed by NLC from time to time during the Term of this Agreement by delivery of written notice to Developer.

               4.2 Payments. NLC shall make when due all payments hereunder required to be paid to Developer pursuant to Article 5 and all payments due to third parties approved in



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writing by NLC under a written agreement in connection with the acquisition of a Future Project.

                  4.3 Retention of Management; Future Project Profit Participation. In the event NLC acquires a Future Project for which Developer submitted a Proposal during the Term of this Agreement, then, in such event, NLC shall retain NL Hotels, Inc. (an entity controlled by NLC, being, for the avoidance of doubt, the same entity which is the manager of Owner's hotels and hereinafter defined as "Manager") to manage each such Future Project pursuant to a management agreement (each, a "Management Agreement") which shall be on terms substantially similar to those contained in that certain management agreement dated as of the date hereof between Owner, as owner, and Manager, as manager (the "Chartwell Management Agreement"); provided, however, each such Management Agreement for a Future Project shall provide that upon expiration or sooner termination of this Agreement, or any time thereafter, Owner may in its sole and absolute discretion terminate each Management Agreement on ninety (90) days written notice without payment of premium or penalty. In addition, through a separate agreement executed concurrently with each Management Agreement or earlier as hereinafter provided, Developer shall be entitled to receive a contractual (i.e., not through equity ownership in the Future Project-owning entity) five (5%) percent profit participation in the interests of NLC or its Affiliates in annual cash flow from operations and capital transactions in respect of the Future Project (as determined in accordance with United States generally accepted accounting principles consistently applied from period to period, modified as required by the accounting practices set forth in the Uniform System of Accounts for Hotels and Motels (most current edition)) after NLC has received (i) a thirteen (13%) percent cumulative compounded return on all invested capital, whether through equity or debt investment, with respect to such Future Project ("Aggregate Capital Investment") and (ii) a return of the Aggregate Capital Investment with respect to such Future Project (such Developer profit participation shall be defined, with respect to any Future Project, as "Future Project Profit Participation"). The agreements evidencing the Future Project Profit Participation with respect to any Future Project shall (i) be in a form and structure similar to the manner in which the Capital Proceeds Participation Calculation, but amended to include cash flow from operations as set out above, is made pursuant to, and as such term is defined in, the Future Payments Agreement (as such term is defined in the Contract of Sale) and (ii) survive termination of the Management Agreement with respect to such Future Project.

                  4.4 Non-Exclusive Engagement. It is expressly acknowledged and agreed that during the term of this Agreement, except as specifically provided herein with respect to Future Projects for which Developer has submitted a Proposal, (i) NLC shall have no obligations or liabilities to Developer whatsoever with respect to Future Projects and (ii) if NLC elects to construct, operate or acquire other hotels/motels, timeshares or resort hotels in Canada ("Hotels"), alone or with third parties, NLC shall have no obligation to employ Developer as manager thereof.



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                                   ARTICLE 5.

                             DEVELOPER COMPENSATION

               5.1 Certain Definitions. As used in this Agreement, the following terms shall have the meaning set forth below:

                  (a) "Initial Term Compensation" shall mean an amount equal to Eight Hundred Thousand ($800,000 CDN) (Canadian) Dollars. The Initial Term Compensation shall be payable as follows: an amount (the "First Installment") equal to Three Hundred Forty-One Thousand Six Hundred Seventy-Four ($341,674
CDN) (Canadian) Dollars payable concurrently with the parties' execution of this Agreement, receipt of which is hereby acknowledged, and Four Hundred Fifty-Eight Thousand Three Hundred Twenty-Six ($458,326 CDN) Dollars (Canadian) payable in eleven (11) equal monthly installments of Forty-One Thousand Six Hundred Sixty-Six ($41,666 CDN) Dollars (Canadian) commencing on the first day of the next full calendar month following the date hereof and ending on the first day of the last calendar day of the Initial Term.

                  (b) "First Extended Term Compensation" shall mean Five Hundred Thousand ($500,000 CDN) Dollars (Canadian), payable in equal monthly installments during the First Extended Term commencing on the first day thereof.

                  (c) "Second Extended Term Compensation" shall mean an amount equal to Five Hundred Thousand ($500,000 CDN) Dollars (Canadian) payable in equal monthly installments during the Second Extended Term commencing on the first day thereof.

                  5.2 Development Fee. In consideration for the services to be performed by Developer hereunder and Developer's agreement to refrain from acquiring a Developer Interest in Future Projects as and to the extent provided herein, NLC agrees to pay to Developer, compensation (the "Development Fee") as follows:

               (a) During the Initial Term, the Initial Term Compensation;

               (b) During the First Extended Term, if applicable, the First Extended Term Compensation; and

               (c) During the Second Extended Term, if applicable, the Second Extended Term Compensation.




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                  5.3  Expense Reimbursement.

                  (a) If NLC approves a proposal for a Future Project, then Developer Diligence Costs (exclusive of any goods and services tax under the Excise Tax Act (Canada) (the "GST") for which the Developer is entitled to an input tax credit and exclusive of any like tax paid by Developer for which Developer is entitled to a refund) with respect thereto and consistent with the proposal shall be reimbursed by NLC to Developer (or, at NLC's election, paid directly to the supplier of materials and/or provider of services) within thirty (30) days after receipt of such documentation as may be reasonably requested by NLC to confirm the incurrence of such expenditures.

                  (b) If a Rejected Future Project is a subject of a Flip Transaction, then the Developer Diligence Costs for such Rejected Future Project ("Rejected Future Project Authorized Expenses") shall be paid in accordance with Section 5.4 hereof from Flip Transaction Proceeds within fifteen (15) days after receipt of such documentation as may be reasonably requested by NLC to confirm the incurrence of such expenditures.

                  (c) All expenses, howsoever denominated or defined, incurred in connection with locating, or performing due diligence upon, Future Projects for which a Proposal is not submitted or, if a Proposal is submitted with respect to such Future Project, if such Future Project is a Rejected Future Project and is not the subject of a Flip Transaction, shall be paid by Developer, unless NLC, in its sole discretion, shall otherwise agree. If NLC agrees, in its sole and absolute discretion, to pay any such costs and expenses, then such approved costs and expenses shall be reimbursed by NLC to Developer (or, at NLC's election, paid directly to the supplier of materials and/or provider of services) within thirty (30) days after receipt of such documentation as may be reasonably requested by NLC to confirm the incurrence of such approved costs and expenses. Developer covenants and agrees to indemnify and hold NLC harmless from any loss, cost or expense incurred by NLC in connection with any claim or demand by a provider of services or supplier of materials, payment for which is the responsibility of Developer (i.e., for payment of expenses which NLC has not expressly elected to assume, as provided above).

               5.4 Flip Transaction Compensation. In addition to the Development Fee, upon receipt of any Flip Transaction Proceeds (which Developer shall hold in trust for NLC as provided in Section 2.3 hereof), together with a certification from Developer that all expense reimbursement requests with respect to such Rejected Future Project which is the subject of the Flip Transaction have been properly submitted to NLC, Developer shall retain from such Flip Transaction Proceeds (i) the Rejected Future Project Authorized Expenses and (ii) fifty (50%) percent of the balance of Flip Transaction Proceeds in consideration for its services performed hereunder in arranging for such Flip Transaction ("Flip Transaction Compensation"). After reducing the Flip Transaction Proceeds by the Flip Transaction



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Compensation, Developer shall deliver to NLC the balance of the Flip
Transaction Proceeds from such Rejected Future Project.

                  5.5 Developer's Overhead. Except as expressly provided herein with respect to reimbursement of certain Developer Diligence Costs, the Development Fee and Flip Transaction Compensation shall be deemed to cover all costs and expenses incurred by Developer in performing its services hereunder; provided, however, the following, items shall be borne solely by Developer out of the Development Fee, without any obligation upon NLC to reimburse Developer therefor or to pay Developer any amount with respect thereto (i.e., these costs and expenses shall not be includable as Developer Diligence Costs): salaries, bonuses and other compensation of employees of Developer; rent for offices used by Developer in performing obligations hereunder; local transportation charges; telephone, facsimile transmission and utility charges incurred by Developer at its general office; and office supplies, repair and maintenance of office machines and postage incurred by Developer at its general office.

                  5.6 Indemnification Obligations. Developer acknowledges and agrees that all compensation or other sums due and payable to Developer or its affiliates hereunder other than amounts paid to Developer in trust for further payment to persons not affiliated with any of the persons constituting the Royco Group in reimbursement of expenses previously approved by NLC in connection with a Future Project or a Rejected Future Project shall be subject to offset and/or reduction as provided in that certain indemnification agreement dated as of the date hereof between NLC, Owner and NL Hotels, Inc., on the one hand, and Developer, Syndicated Capital Properties Inc., CPLP and Royco Hotels & Resorts, Ltd., on the other (the "Indemnification Agreement").

                  5.7 GST and Withholding. All payments in respect of the Development Fee shall be net of Goods & Services Tax (GST), and the parties acknowledge that the amount of the GST which NLC is required to pay on such payments shall be paid by NLC to Developer and shall be remitted by Developer in accordance with applicable law. To the extent Developer is required by law to withhold any withholding tax (by reason of NLC being a United States taxpayer), such amounts shall be deducted from Flip Transaction Proceeds payable to NLC hereunder; provided, however, the parties shall endeavor to structure all transactions to eliminate, or minimize, any such withholding tax. Developer shall provide evidence of payment of GST and withholding tax upon request of NLC.

                                   ARTICLE 6.

                                      TERM

               6.1 Initial Term. Subject to the terms and conditions set forth in Sections 6.2 and 6.3 below, the parties' obligations under this Agreement shall commence on the date



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hereof and shall terminate on the last day of the Second Extended Term, unless this Agreement shall be sooner terminated in accordance with Article 7 below.

                  6.2 Earlier Expiration of the Term. (a) During the Initial Term, NLC, in its sole and absolute discretion, may elect to terminate this Agreement with respect to Future Projects by delivering written notice of termination to Developer, on or prior to the date which is ninety (90) days prior to the last day of the Initial Term, in which event the Term shall expire on the last day of the Initial Term.

                  (b) During the First Extended Term, NLC, in its sole and absolute discretion, may elect to terminate this Agreement by delivering written notice of termination (the "Second Extended Term Termination Notice") to Developer, on or prior to the date which is ninety (90) days prior to the end of the First Extended Term, in which event the Term shall expire on the last day of the First Extended Term.

                  (c) If (i) NLC does not deliver the Second Extended Term Termination Notice and (ii) Developer, in its sole and absolute discretion, does not desire to so further extend the Term to include the Second Extended Term, then Developer may terminate this Agreement by delivering written notice of termination to NLC on or prior to the date which is sixty (60) days prior to the last day of the First Extended Term, in which event the Term shall expire on the last day of the First Extended Term.

               6.3 Expiration of Term. Upon expiration of the Term, by operation of this Article 6 or pursuant to Article 7:

               (i) Developer shall no longer have any obligation to provide NLC with a Proposal prior to acquiring/developing Future Projects;

               (ii) Developer shall have the right to pursue Future Projects for its own account;

                  (iii) Developer (1) shall receive Future Project Profit Participation in respect of any Future Project in existence as at the expiration of the Term, (2) shall be entitled to receive Future Project Profit Participation or Flip Transaction Compensation, as the case may be, arising in respect of any Proposal submitted prior to the expiration of the Term (and for greater certainty, the provisions of Section 2.3 of this Agreement shall continue to obtain in respect of any such Rejected Future Project), (3) shall be entitled to receive Flip Transaction Compensation arising in respect of any Rejected Future Project (and for greater certainty, the provisions of Section
         2.3 of this Agreement shall continue to obtain in respect of any such Proposal), (4) shall receive Due Diligence Costs to which it is entitled pursuant to Section 5.3 of this Agreement and (5) shall receive installments of Development Fee



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         due with respect to the applicable Term in which such termination event occurs through the date specified in the termination notice;

                   (iv) Developer shall not be obligated to provide any development or other services under this Agreement from and after the expiration of the Term except for its continuing obligation to deliver to Owner Flip Transaction Proceeds (less Flip Transaction Compensation) with respect to the Rejected Future Projects in accordance with Section 2.3; and

                    (v) for greater certainty, except as expressly provided in subsection (iii) above, NLC shall have no obligation or liability to Developer under this Agreement from and after the expiration of the Term.


                                   ARTICLE 7.

                                  TERMINATION

                  7.1   Definitions.  As used in this Article 7:

                    (i) An "Insolvency Event" shall have occurred with respect to a party if such party (and with respect to Developer, Peter Sikora and Randy Royer shall be deemed a "party") shall make an assignment for the benefit of creditors, or files, or consents to, any petition in bankruptcy or for reorganization under any bankruptcy or insolvency law, or for a receiver or trustee for a substantial portion of its property, or to effect a composition or extension of time to pay its debts, or for any alteration or adjustment of a substantial part of its indebtedness; or if a party shall commence proceedings for or take any corporate action authorizing or providing for its dissolution or liquidation; or if a receiver or trustee shall be appointed for a substantial part of the property of such party and such appointment shall not be vacated in sixty (60) days; or if a petition in bankruptcy or insolvency or for reorganization or liquidation of such party or for alteration or adjustment of a substantial part of the indebtedness of such party shall be filed against such party under any bankruptcy, insolvency or other law relating to debtors or to alteration or adjustment of indebtedness, or if a petition, complaint or action shall be filed against such party seeking its liquidation, and any such petition, complaint or action shall not be dismissed within ninety (90) days after filing.

                   (ii) A "for cause" event shall be deemed to have occurred with respect to a party if such party commits gross negligence, fraud or wilful misconduct, or suffers a criminal indictment, and if any of such events results in a material breach of such party's obligations hereunder, which material breach is not cured within thirty (30)



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         days after receipt by such party of a notice setting forth and describing such breach or, if such breach cannot be cured within thirty (30) days, the curing of such breach is not commenced within said thirty (30) days and thereafter diligently prosecuted until cured within a period not to exceed thirty (30) additional days. In addition, a "for cause" event shall be deemed to have occurred with respect to Developer if Developer acquires, or contracts to acquire or attempts to acquire, a Developer Interest in any Future Project (including any Rejected Future Project), except, upon notice to NLC, solely in connection with arranging a Flip Transaction.

                  (iii) The term "Disabled" with respect to any person means that such person has (i) suffered an Insolvency Event, (ii) become legally incompetent, (iii) become disabled from performing the services required under this Agreement for a period of either ninety
         (90) consecutive days or sixty (60) days in any one hundred eighty
         (180) day period.

                  7.2 Termination by NLC or Developer. This Agreement is terminable by NLC immediately upon notice to Developer upon (i) the occurrence of an Insolvency Event, (ii) Peter Sikora having been Disabled, unless Randy Royer or another person acceptable to NLC (in its sole and absolute discretion) having substantial experience in developing Future Projects binds himself contractually to devote substantially all of his time to NLC in accordance with this Agreement, within thirty (30) days of Peter Sikora having become Disabled,
(iii) the occurrence of a "for cause" event with respect to Developer or Peter Sikora or any of their respective successors or (iv) a breach by Peter Sikora and Randy Royer of their obligations under the Service Contracts, which breach is not cured within ten (10) days of written notice of such breach by NLC to Developer. This Agreement is terminable by Developer immediately upon notice to NLC upon the incurrence of an Insolvency Event or a "for cause" event by NLC. Upon termination by NLC under this Section 7.2, this Agreement shall be terminated as if the date specified in said notice of termination was the last day of the Term and NLC and Developer shall have no further obligation or liability whatsoever to each other except as set out in Section 6.3.

                  7.3 Final Reports and Accounts. Within thirty (30) days after the effective date of termination of this Agreement by either party, Developer shall furnish to NLC such statements, accounts and reports relating to all Future Projects located by Developer prior to the effective date of termination as may be reasonably requested by NLC for tax, administration, diligence or any other purpose or purposes.





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                                   ARTICLE 8.

                                    NOTICES

                  8.1 All notices under this Agreement shall be written and shall be (a) delivered personally, (b) sent by prepaid, nationally recognized overnight delivery service, or (c) sent by telecopy or other facsimile transmission (following with next-day hard copy sent by prepaid, nationally recognized overnight delivery service).

                  8.2 All notices shall be deemed given when actually received or refused by the party to whom the same are directed. Any notice required to be sent under the terms of this Agreement shall be sent as follows:

               (i) If to Developer, at the address first set forth above, attention Peter Sikora, telecopy No.: (403) 292-0922;

                  with a copy to:

                  Brans, Lehrun, Baldwin & Champagne
                  120 Adelaide Street West
                  Suite 1701
                  Toronto, Ontario M5H 1T1
                  Attention: Dennis Brans, Esq.
                  Telephone: (416) 601-1040
                  Telecopy: (416) 601-0655

                  If to NLC, at the address first set forth above,
                  Attention:  Martin L. Edelman,
                  telecopy No.: (212) 867-54745

                  with a copy to:

                  Battle Fowler LLP
                  75 East 55th Street
                  New York, New York  10020
                  Attention:  Robert J. Wertheimer, Esq.
                  Telephone:  (212) 856-6910
                  Facsimile:  (212) 856-7808

                  By giving to the other party at least 15 days written notice thereof, the parties hereto and their respective successors and assigns will have the right from time to time and



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at any time during the Term of this Agreement to change their respective addresses and each will have the right to specify as its address any other address.


                                   ARTICLE 9.

                         REPRESENTATIONS AND WARRANTIES

                  9.1 Representations and Warranties of NLC. NLC represents and warrants to Developer that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of NLC and is a valid and legally binding obligation of NLC enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by NLC nor the performance of its obligations hereunder will result in the violation of any provision of its articles of formation, as amended to date, or will conflict with (i) any law or any order or decree of any court or governmental instrumentality having jurisdiction or (ii) any other agreement to which NLC is a party or is otherwise bound.

                  9.2 Representations and Warranties of Developer. Developer represents and warrants to NLC that it is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of Developer and is a valid and legally binding obligation of Developer enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Developer nor the performance of its obligations hereunder will result in the violation of any provisions of its constating documents, as amended to date, or will conflict with (i) any law or any order or decree of any court or governmental instrumentality having jurisdiction or (ii) any other agreement to which Developer is a party or is otherwise bound.


                                  ARTICLE 10.

                  INDEMNIFICATION PROVISIONS; NLC EXCULPATION

                  10.1 Indemnity. Developer and NLC agree to indemnify and hold harmless the other and all of its officers, directors, shareholders, partners, affiliates, agents and employees (collectively and respectively, "Developer Indemnitees" and "NLC Indemnitees") against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys' fees and related litigation costs, fees and expenses and amounts paid in



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settlement actually and reasonably incurred in connection with any claim(s)
against any NLC Indemnitee or Developer Indemnitee, as the case may be:

                  (a) which result from any act or omission constituting gross negligence, bad faith or willful misconduct by Developer or NLC, as the case may be, or any officer, director, shareholder, partner, agent or employee of Developer or NLC, as the case may be, in connection with the performance by Developer or NLC of their respective obligations under this Agreement;

                   (b) which result from any action taken by or on behalf of Developer or NLC, as the case may be, which is a material breach of any Developer's or NLC's, as the case may be, covenants or representations in this Agreement; or

Any payment (the "Payment") made pursuant to this Section 10.1 that is subject to Goods and Services Tax (GST) or is deemed by Revenue Canada to be inclusive of Goods and Services Tax (GST), or is subject to any other tax, the Indemnifying Party (as defined below) agrees to pay to the Indemnified Party (as defined below), in addition to the Payment, an amount equal to the tax payable in connection with such Payment and such additional amount.

                  10.2 Indemnity Procedures. If any claim shall be asserted, or any action, suit or other proceeding shall be instituted, by a third party against any NLC Indemnitee or Developer Indemnitee (each an "Indemnified Party"), with respect to any occurrence as to which the other party (an "Indemnifying Party") shall have any indemnity obligation under this Agreement, such Indemnified Party shall promptly notify Indemnifying Party of the assertion of such claim, action, suit or proceeding and shall tender the defense and, subject to the next succeeding paragraph, settlement or compromise of any such claim, action, suit or proceeding to Indemnifying Party for conduct thereof by Indemnifying Party. Indemnifying Party shall timely commence and diligently continue such defense, settlement or comprise at Indemnifying Party's sole expense. Indemnifying Party shall have the right to select counsel, subject to Indemnified Party's prior written approval, which approval shall not be unreasonably withheld or delayed, for such defense. Should any such claim, action, suit or proceeding result in a final and unappealable judgment, Indemnifying Party shall promptly pay the same. Indemnified Party agrees to cooperate with Indemnifying Party to the extent Indemnifying Party may reasonably request such cooperation but at the sole expense of Indemnifying Party. Indemnifying Party shall succeed to and have the benefit of all the defenses, claims and other rights of each Indemnified Party relating to or affecting any obligation or liability of Indemnifying Party under this indemnity, and each Indemnified Party agrees to fully disclose any and all such defenses, claims and other rights to Indemnifying Party and upon request to promptly execute any documents and take any other action (at the sole expense of the Indemnifying Party) necessary or desirable to further assure unto Indemnifying Party the right to benefit from such defenses, claims or other rights.



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Indemnified Party shall have the right (but shall not have the obligation) upon notice to Indemnifying Party and failure of Indemnifying Party to act, at any time and at its own cost and expense, to participate in the defense of any such claim, action, suit or proceeding, to be represented by counsel of its choice (provided, however, that the Indemnifying Party shall not be liable under this subparagraph for the fees and expenses of more than one set of counsel for all Indemnified Parties unless a conflict of interest exists between or among Indemnified Parties) and to assert in any such action, suit or proceeding any counterclaims or cross claims Indemnified Party may have. In the event Indemnifying Party fails to timely commence the defense, settlement or compromise thereof, Indemnified Party shall have the right (but shall not have the obligation), following notice to Indemnifying Party, to act, defend, settle, compromise or take such other action as Indemnified Party shall deem necessary in connection with any such claim, action, suit or proceeding. In the event it is determined that Indemnified Party was entitled to be indemnified under this Article by Indemnifying Party, then Indemnified Party shall have the right to be indemnified by Indemnifying Party for the entire cost of defense, including reasonable attorneys' fees and disbursements and experts' fees and expenses (including those incurred in connection with appellate proceedings). Notwithstanding the foregoing, if any party making such claim, or any party to any such action, suit or proceeding, shall take any action to create or impose any lien or encumbrance on any of the assets of Indemnified Party in respect of such claim, action, suit or proceeding or if any judgment shall be entered which would result in Indemnified Party being obligated to pay the same, then Indemnifying Party shall provide such bond, deposit or take such other action as shall be required to prevent the creation or imposition of any such lien, and to stay the execution of such judgment pending any appeal or other proceeding prior to final entry thereof. Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Indemnified Party provided that, at the time of such settlement or compromise, Indemnifying Party shall satisfy and discharge any and all liability of Indemnified Party resulting therefrom or shall post security reasonably satisfactory to the Indemnified Party to assure the ultimate satisfaction and discharge of such liability. Except as provided in the preceding sentence, Indemnifying Party shall not settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure or delay of Indemnified Party to promptly notify Indemnifying Party of the institution of any claim, action, suit or other proceeding shall not release or otherwise limit the indemnification obligation of Indemnifying Party except to the extent that Indemnifying Party shall be prejudiced by the failure or delay of Indemnified Party to give Indemnifying Party notice of such action, suit or proceeding.

                  10.3 Recovery of Litigation Costs. In the event any dispute between the parties to this Agreement shall result in litigation, arbitration or other proceeding, the court shall be requested to award to the prevailing party all reasonable costs and expenses, including without limitation reasonable attorneys' fees and disbursements, incurred by the



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prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses, fees and disbursements shall be included and made a part of the judgment recovered by the prevailing party, if any.


                                  ARTICLE 11.

                            MISCELLANEOUS PROVISIONS

                  11.1 Governing Law. This Agreement has been entered into in the Province of Ontario. This Agreement and all rights of the parties hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario without regard to principals of conflicts of laws.

                  11.2 Entire Agreement. This Agreement embodies and constitutes the entire understanding among the parties with respect to the matters herein contained, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. No waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged, and then only to the extent therein set forth.

                  11.3 Captions. The captions in this Agreement are intended only for convenience of reference, do not constitute a part of this Agreement and shall not be construed to define, interpret, describe or limit the scope or intent of any provision of this Agreement.

               11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

                  11.5 Benefits and Obligations. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto. NLC shall have the right to assign its interests in this Agreement to any successor-in-interest of NLC's rights in, to or under any Future Project if, but only if, such assignee and/or a financially capable affiliate thereof agree to assume each and every obligation of NLC hereunder including, without limitation, payment of the Compensation payable under Article 5 hereof.

                  11.6 Prohibition on Assignment by Developer. The rights, duties and performance of Developer hereunder are personal in nature and may not be assigned or transferred to any other party other than an entity wholly-owned, directly or indirectly, and controlled by Peter Sikora, Randy Royer, Greg Royer and Terrence Royer, or a combination thereof.



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                  11.7 No Waiver. No assent, express or implied, by either
party to any breach of or default in any Term, covenant or condition herein contained on the part of the other to be performed or observed shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other Term, covenant or condition hereof.

                  11.8 Force Majeure. In the event that either party shall be unable to perform timely its obligations hereunder due to fire, earthquake, flood, explosion, casualty, strikes, walkouts, work stoppages or other labor disputes, unavailability of materials, unavoidable accident, riot, insurrection, governmental action or omission, judicial regulatory order, civil disturbance, act of public enemy, embargo, war, act of God, or any other cause beyond its control, the time for such performance shall be extended for a period equal to the length of the delay caused thereby.

                  11.9 Invalidity of Provisions. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if it did not contain such phrases, sentences, clauses or paragraphs; provided, however, that the parties hereto shall endeavor in good faith to replace such invalid aspect with another that is valid and that insofar as possible manifests the intent by the parties to this aspect.

                  11.10 Rights of Others. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto, and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

                  11.11 Affiliate Transactions. In the performance of its duties hereunder, Developer may retain, employ or contract with on behalf of NLC any affiliate, subsidiary or other related person or entity for the furnishing of materials or services in connection with the Project; provided, however, that the terms and provisions of any such agreement must be (i) approved in advance by NLC and (ii) at least as favorable to NLC as would be obtainable by Developer in a comparable arm's-length transaction with a person or entity other than Developer's affiliate, subsidiary or other related person or entity.

                  11.12 Independent Contractor. Developer's performance of its duties hereunder will be solely as an independent contractor. Under no circumstances will Developer be deemed to be a partner or a joint venturer with NLC, and Developer will have no authority to bind NLC other than as set forth in this Agreement.

                  11.13 Survival of Obligations. All of the obligations, representations, warranties and covenants made in this Agreement shall be deemed to have been relied upon by the party to which it was made and to be material and shall survive the execution and performance of any agreements related hereto to the extent that they are, by their terms, or



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by a reasonable interpretation of the context, to be performed or observed after the performance of any such agreements.

                  11.14 Supplemental Documents. Recognizing that the implementation of the provisions hereof with respect to various actions of the parties hereto may require the execution of supplemental documents the precise nature of which cannot now be anticipated, each of the parties agrees to assent to, execute and deliver such other and further documents as may be reasonably required by other parties hereto so long as such other and further documents are consistent with the terms and provisions hereof, shall not impose additional obligations on any parties, shall not deprive any party of the privileges herein granted to it and shall be in furtherance of the intent and purposes of this Agreement.

                  11.15 Confidentiality. Developer and NLC, for themselves and their affiliates, subsidiaries, agents, employees, and retained professionals, agree to keep this Agreement confidential and not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the written consent of all parties. Developer and NLC shall cause their affiliates, subsidiaries, agents, employees and retained professionals to agree in writing to comply with the provisions of this paragraph.

                  11.16 Assignment. Except for assignment to an entity or entities directly or indirectly owned or controlled by NLC, for which Developer's consent shall not be required, this Agreement may not be assigned by NLC without the prior written consent of Developer, which consent may be granted or withheld by Developer in its sole and absolute discretion. In the event of any such assignment to an affiliate of NLC, NLC will guaranty, in form and substance reasonably acceptable to the Developer, the obligations of such assignee under this Agreement.




            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK;
                          THE SIGNATURE PAGE FOLLOWS]



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                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Development Agreement as of the day and year first above written.


                                            NATIONAL LODGING CORP. (Now known as
                                            Chartwell Leisure Inc. as of 8/8/96)


                                            By:  /s/ Douglas Verner
                                                 Name:  DOUGLAS VERNER
                                                 Title:


                                            NRG MANAGEMENT SERVICES INC.


                                            By:  /s/ Peter Sikora
                                                 Name:  PETER SIKORA
                                                 TITLE:







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                                   EXHIBIT A

                              Development Services


1. Obtain Required Approvals: Developer shall assist NLC as requested in obtaining all necessary zoning and other approvals, consents, permits, licenses, variances, and authorizations required or desirable for the acquisition, construction, development and operation of each Future Project (collectively, the "Required Approvals"). Developer hereby agrees to use its reasonable commercial efforts (x) to secure all Required Approvals and (y) to comply with all conditions precedent set forth in the Required Approvals or otherwise to complete each Future Project in accordance with the development plan therefor ("Development Plan").

2. Retain Project Architect: Developer shall retain, on behalf of the NLC, one or more architectural firms licensed in the Province in which such Future Project is located (collectively, the "Project Architect") to prepare initial schematic and development drawings. The identity and Term of employment of the Project Architect and any associated architects and design professionals shall be subject to NLC's approval. Developer shall cause the Project Architect to prepare preliminary, schematic and final drawings and, thereafter, plans and specifications for each Future Project (as revised, "Plans and Specifications") consistent with the Development Plan. NLC shall approve the schematic drawings and, if inconsistent with the schematic drawings, the final Plans and Specifications. Developer shall not make material changes to the Plans and Specifications without NLC's prior written approval unless such material changes are reflected in the Development Plan or Project Budget.

3. Prepare Pro-Forma Budget: Developer shall prepare, for NLC's approval and as part of the Proposal, an economic pro-forma budget, noting in detail the schedule of costs and income sources expected during development of each Future Project for the period noted in such budget (as revised from time to time, the "Project Budget") which shall be not earlier than the first anniversary of the anticipated closing thereon.

4. Assist in Financing: Upon request by NLC, Developer shall introduce NLC to construction lenders with whom Developer has a continuing and satisfactory relationship.

5. Retain Construction Manager and Subcontractor: Developer will advise, assist and make recommendations to NLC regarding the selection of the construction manager (the "Construction Manager"), subcontractors and any other specialists retained in connection with the design, construction and completion of the Project, as well as the negotiation of the agreement(s) under which they are retained. Developer will endeavor to provide that the general construction contracts or appropriate change order (i) contains all representations and warranties with respect to construction, which are required of NLC pursuant to any lease or

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



financing entered into with respect to the Project, and (ii) provides for liability insurance, fidelity bond and completion guaranty of the kind and amounts customarily carried in a construction project of this type and magnitude; provided, however, any such insurance requirement may be satisfied by alternative means approved by NLC.

6. Construction Documents; Coordination of Construction Activities: (a) Developer will supervise the preparation of, and administer and monitor compliance with, the Construction Documents. As used in this Agreement, the term "Construction Documents" means, collectively, (x) the Plans and Specifications setting forth in detail the requirements for the construction of the Project and (y) the construction agreements between NLC and all materialmen, suppliers and contractors.

                  (b) Developer will (w) prepare and maintain time schedules,
(x) coordinate the design, construction and completion of the Project with the Project Architect, engineers and contractors retained by NLC, (y) supervise and inspect all phases of the construction of the Project, monitoring the contractors, Project Architect, engineers and other specialists for performance in accordance with their respective agreements and (z) promptly notify NLC of any material failure by such parties to comply with such agreements of which Developer is aware.

                  (c) Developer will review the preparation of "punch lists" of construction work requiring completion and correction from time to time to ensure such work is performed in accordance with the Construction Documents.

                  (d) Developer will review applications for payment by contractors, architects and other specialists in connection with the Project, will provide recommendations or comments or take other appropriate action with respect to such applications and will aid in processing such applications with each Lender.

                  (e) Developer will establish adequate administrative and control procedures for the Project, including cash accounting, budgeting, scheduling and reporting procedures to facilitate completion of the Project in accordance with the Development Plan, subject to force majeure, and will notify NLC of any occurrence or circumstance that could reasonably be expected to materially delay or prevent completion of the Project as provided therein of which Developer is aware.

7.       Cost Estimates:  Developer will:

               (a) Revise and refine the approved estimate of construction cost, incorporate approved changes as they occur, and develop cash flow reports and forecasts as needed.

               (b) Provide regular monitoring of the approved estimate of construction cost, showing actual costs for activities in progress and estimates for uncompleted tasks. Identify

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variances between actual and budgeted or estimated costs, and advise NLC whenever projected costs exceed budgets or estimates.

                  (c) Arrange for the maintenance of cost accounting records on authorized work performed under unit costs, actual costs for labor and materials, or other bases requiring accounting records.

               (d) Develop and implement a system for review and processing of Change Orders.

                  (e) Recommend necessary or desirable changes to NLC and the Project Architect, review requests for changes, submit recommendations to NLC and the Project Architect, and assist in negotiating Change Orders.

                  (f) Develop and implement a procedure for the review and processing of applications by Contractors for progress and final payments. Make recommendations to the Project Architect for certification to NLC for payment.

Cost estimates prepared by the Developer represent its best judgment as a professional familiar with the construction industry. It is recognized, however, that the Developer has no control over, or makes any warranty hereunder as to, the cost of labor, materials or equipment, over Contractors' methods of determining bid prices, or other competitive bidding or market conditions.

8. Construction Draws: Developer will supervise the administration of financing and will use reasonable efforts to arrange for, or to cause, NLC's satisfaction of the conditions necessary to authorize draws by NLC under any loans obtained by NLC in connection with the Project. Developer will respond promptly to the requests of any Lender for information that shall be required under such Lender's loan documents.

9. Forecasting; Accounting: Developer will arrange a system of capital accounts and cost accounting for distribution of commitments and expenditures, relating actual expenditures to those forecast or budgeted.

10. Tenant Improvements: Developer will supervise and coordinate construction of all tenant improvements for which NLC has responsibility under the Terms and provisions of space leases.

11. Monitor Budget: Developer, after each calendar quarter, shall revise the Project Budget as necessary to reflect (a) actual costs for activities in progress and estimates for uncompleted work, (b) variances in progress and estimates for uncompleted work and (c) variances between actual and budgeted or estimated costs for items where costs in the applicable Project Budget for such items vary from actual costs by more than ten (10%) percent.

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12. Permits and Government Approvals: Developer shall use reasonable efforts to take such actions as may be necessary to comply with laws, ordinances, orders, rules, regulations and requirements of federal, provincial and municipal governments, courts, departments, commissions, boards and officers, or other bodies exercising similar functions, which may be applicable to the Project, and attempt to obtain and maintain all building permits, certificates of occupancy, licenses and/or operating permits, if any, for the Project. NLC agrees to execute and deliver any and all applications and other documents reasonably requested by Developer and otherwise to cooperate to the fullest extent with Developer in applying for, obtaining and maintaining such certificates, licenses and permits as are reasonably required. Developer will also use reasonable efforts to cause the Project to comply with the Terms, covenants and provisions contained in any mortgage, operating agreement or other agreement encumbering or affecting the Project or any security agreement now or hereafter encumbering or affecting the personal property located at the Project. Developer shall act as NLC's representative in all meetings with public agencies and in negotiating all contracts with any agency, the State of New York or any political or quasi-political subdivision thereof, subject to NLC's approval.

13. Accounting: Developer shall maintain current and complete records and accounts of all transactions with respect to the realization and implementation of each Future Project for the benefit of both Developer and NLC. All such records and accounts shall be maintained at Developer's main office or at such other place as Developer and NLC shall agree upon, and each party hereto shall be entitled to audit, at its own expense, such records and accounts by an accounting firm of its own choosing and at any reasonable time shall have access to such books. At the end of each calendar year and upon the fulfillment of its obligations under this Agreement Developer shall retain the Project Accountants to audit such records and accounts and to prepare and certify complete financial statements for each Future Project in accordance with generally accepted accounting principles.

14. Design; Feasibility: Act as NLC's representative in all design matters. Provide recommendations on relative construction feasibility, availability of materials and labor, time requirements for installation and construction, and factors related to costs including costs of alternative designs or materials, preliminary budgets, and possible economies.

15. Employment: Select, employ and negotiate the Terms and conditions of employment of all parties employed in the development of the Project.

16. Contracts: Negotiate with all outside parties who are in any way related or concerned directly or indirectly with the Project.

17. Substantial Completion: Upon the Contractors' determination of substantial completion of the work or designated portions thereof with respect to each Future Project, direct the Project Architect's preparation of a list of incomplete or unsatisfactory items and schedule for their completion. After the Project Architect certifies the date of substantial

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completion, direct the Project Architect in the supervision of the correction and completion of punch list work.

18. Final Project Completion: Upon final project completion with respect to each Future Project, Developer shall: (i) coordinate the Project Architect's determination of final completion and provide written notice to NLC and the Project Architect that the work is ready for final inspection; (ii) secure and transmit to the Project Architect any required guarantees, affidavits, releases, bonds and waivers; and (iii) turn over to NLC all keys, manuals, record drawings and maintenance stocks.


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



                                                    BF DRAFT -- 03/10/96
                                                                03/11/96
                                                                06/20/96
                                                                06/22/96
                                                                07/02/96
                                                                07/10/96



                             DEVELOPMENT AGREEMENT


                                    between


                             NATIONAL LODGING CORP.


                                      and


                          NRG MANAGEMENT SERVICES INC.







                    Hotel/Motel Properties located in Canada


                                                 _______ ___, 1996

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                               TABLE OF CONTENTS

                                                                           Page

ARTICLE 1.             APPOINTMENT OF DEVELOPER............................  2
         1.1  Engagement of Developer......................................  2
         1.2  Agency Obligations...........................................  2

ARTICLE 2.             DEVELOPMENT SERVICES................................  2
         2.1  Certain Definitions..........................................  2
         2.2  Submission of Proposal.......................................  3
         2.3  Response to Proposal.........................................  3
         2.4  Restrictions on Developer's Acquisitions.....................  4
         2.5  Development Services Generally...............................  4
         2.6  Service Contracts............................................  4

ARTICLE 3.             RESPONSIBILITIES OF DEVELOPER.......................  5
         3.1  Personnel....................................................  5
         3.2  Meetings ....................................................  5
         3.3  Reporting....................................................  5

ARTICLE 4.             RESPONSIBILITIES OF NLC.............................  5
         4.1  Representative...............................................  5
         4.2  Payments ....................................................  5
         4.3  Retention of Management; Future Project Profit Participation.  6
         4.4  Non-Exclusive Engagement.....................................  6

ARTICLE 5.             DEVELOPER COMPENSATION .............................  7
         5.1  Certain Definitions..........................................  7
         5.2  Development Fee..............................................  7
         5.3  Expense Reimbursement........................................  8
         5.4  Flip Transaction Compensation................................  8
         5.5  Developer's Overhead.........................................  9

ARTICLE 6.             TERM................................................  9
         6.1  Initial Term.................................................  9
         6.2  Earlier Expiration........................................... 10
         6.3  Expiration of Term........................................... 10

ARTICLE 7.             TERMINATION......................................... 11
         7.1  Definitions.................................................. 11
         7.2  Termination by NLC or Developer.............................. 12
         7.3  Final Reports and Accounts................................... 12


                                      -ii-
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                                                                           Page
ARTICLE 8.             NOTICES............................................. 13

ARTICLE 9.             REPRESENTATIONS AND WARRANTIES...................... 14
         9.1  Representations and Warranties of NLC........................ 14
         9.2  Representations and Warranties of Developer.................. 14

ARTICLE 10.            INDEMNIFICATION PROVISIONS; NLC EXCULPATION......... 14
         10.1  Indemnity................................................... 14
         10.2  Indemnity Procedures........................................ 15
         10.3  Recovery of Litigation Costs................................ 16

ARTICLE 11.            MISCELLANEOUS PROVISIONS............................ 17
         11.1  Governing Law............................................... 17
         11.2  Entire Agreement............................................ 17
         11.3  Captions.................................................... 17
         11.4  Counterparts................................................ 17
         11.5  Benefits and Obligations.................................... 17
         11.6  Prohibition on Assignment by Developer...................... 17
         11.7  No Waiver................................................... 18
         11.8  Force Majeure............................................... 18
         11.9  Invalidity of Provisions.................................... 18
         11.10  Rights of Others........................................... 18
         11.11  Affiliate Transactions..................................... 18
         11.12  Independent Contractor..................................... 18
         11.13  Survival of Obligations.................................... 18
         11.14  Supplemental Documents..................................... 19
         11.15  Confidentiality............................................ 19
         11.16  Assignment................................................. 19


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C/M:  11752.0002 346852.8